Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Thomas Cooke, CEO (713) 458-1560; or

Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

SARATOGA RESOURCES, INC. PROVIDES OPERATIONS UPDATE

Houston, TX – December 4, 2012 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today provided an update on planned operations for the remainder of 2012.

The Company is contracting the Parker 50-B drilling rig to begin drilling the QQ-209 “Buddy” development well within two weeks.  The Buddy well is designed as an infill development well in the non-pressured sand section of Grand Bay Field, in an attic position to and offsetting the QQ-201 and QQ-199 wells.  The well will have a slight directional path to reach the targets in an optimum position. There are several shallow, non-pressured targets that range between 5600 feet and 6100 feet. The targets are predominately proved undeveloped reserves but also include probable and possible reserves, although the majority of these reserves are currently unbooked.

In addition, the Company is contracting the Moncla 118 workover rig and expects to begin the first of two major rig recompletions in Grand Bay Field within one week. The first of these recompletions involves the MP-47 SL 195QQ-24, where the Company will attempt a gravel-pack completion of the 29M sand while setting up the 20 sand as a future non gravel-pack completion. The second planned recompletion will be in the GPLD A-191 well where the Company will attempt to a gravel-pack completion of the 8 sand and set up the 7 and X-9 sands as future non gravel-pack completions.

Management Comments

Mr. Thomas F. Cooke, Chairman and Chief Executive Officer of Saratoga Resources said; “We are pleased to have resumed normal field operations after the delays caused by Hurricane Isaac and to bring our development program back on line with the commencement of these projects. The Buddy well represents a resumption of our infill drilling program in Grand Bay Field. Our Grand Bay infill drilling program, which was deferred in the wake of Hurricane Isaac following our successful “Jupiter” well, is focused on low-risk oil-dominated prospects and is expected to continue through 2013. We expect each of these projects to be completed by early January 2013.” Mr. Cooke went on to say, “With our production and cash flow from existing wells returning to normal levels after the storm-related delays, we are once again focused on adding new production from the deferred development projects and other projects in our development pipeline. These wells principally target oil reserves and are expected to bring our oil production volumes close to our oil production goals for 2012 with internal estimates for initial production from the three projects of approximately 550 net barrels of oil equivalent per day of which an estimated 80% is expected to be oil production.  We continue to curtail natural gas production and natural gas focused development projects in the ongoing weak gas market, in turn resulting in our natural gas production levels being below initial targets for the year. Although we have a large inventory of gas development opportunities, which are economic even in today’s price environment, we will remain focused on oil production, where we continue to enjoy substantial premiums to West Texas Intermediate pricing, while natural gas prices remain low.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 32,119 gross/net acres, mostly held-by-production (all depths), currently located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths of less than 10 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding future ability to complete wells, fund the company’s development program and grow reserves, production, revenues and profitability, ability to reach and sustain target production levels, ability to secure commitments to participate in exploration of deep shelf prospects, and the ultimate outcome of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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